================================================================================

                          SCHEDULE 14(a) INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              AURA SYSTEMS, INC.
--------------------------------------------------------------------------------
               Name of Registrant as Specified In Its Charter


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               AURA SYSTEMS, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 17, 1997





To the Shareholders of Aura Systems, Inc.:

     The Annual Meeting of Shareholders of Aura Systems, Inc., a Delaware corporation (the "Company"), will be held on September 17, 1997 at 3:00 p.m., PDT, near the Company's corporate offices at the Sheraton Gateway Hotel, 6101 West Century Blvd., Los Angeles, CA, for the following purposes:

     (1) To elect a Board of Directors of 11 members;

     (2) To approve an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 100,000,000 to 200,000,000; and

     (3) To transact any other business which may properly come before the meeting.

     Shareholders of record at the close of business on July 21, 1997 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

     All Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

     The meeting will be conducted in a fair and impartial manner and will be governed by the Chairperson. Any shareholder of record of the Company at the close of business on July 21, 1997, may attend. Any beneficial owner of shares with a letter of authorization from his recordholder may attend the meeting. During the meeting, attendees will be given an opportunity to present matters for consideration to the Chair of the meeting. Attendees may make a record of the meeting at the conclusion of which they may ask questions of the Chair or of Management.

                                    By Order of the Board of Directors

                                    /s/ Michael I. Froch

                                    Michael I. Froch
                                    Secretary

El Segundo, California

August 8, 1997

                               AURA SYSTEMS, INC.
                               2335 Alaska Avenue
                         El Segundo, California  90245
                                 (310) 643-5300

                                PROXY STATEMENT

                                August 8, 1997

                              GENERAL INFORMATION

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aura Systems, Inc. ("Aura" or the "Company") for the Annual Meeting of Shareholders to be held on September 17, 1997 (the "Annual Meeting") and any postponements or adjournments thereof. Any Shareholder giving a proxy may revoke it before or at the meeting by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. All proxies will be voted as directed by the Shareholder on the proxy card; and, if no choice is specified, they will be voted (1) "FOR" the directors nominated by the Board of Directors, (2) "FOR" the proposed amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 100,000,000 to 200,000,000, and in the discretion of the persons acting as proxies, for any other matters.


          Your cooperation in promptly returning the enclosed proxy will reduce Aura's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

          Only Shareholders of record at the close of business on July 21, 1997 are entitled to receive notice of and to vote at the meeting. On that date, Aura had outstanding 79,630,944 shares of Common Stock. The shares of Common Stock vote as a single class. Holders of shares of Common Stock on the record date are entitled to vote one vote for each share held. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business.

          This Proxy Statement and the accompanying Notice of Annual Meeting and form of Proxy are being mailed or delivered to Shareholders on or about August 8, 1997.

          In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. The persons named as proxies will vote in favor of such adjournment or adjournments.

          The cost of preparing, assembling, printing and mailing the materials, the Notice and the enclosed form of Proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company will request banks, brokers, dealers, and voting trustees or other nominees to forward solicitation materials to their customers who are beneficial owners of shares, and will reimburse them for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram, personal solicitation or other means by officers and other regular employees or agents of the Company, but no additional compensation will be paid to such individuals on account of such activities. The Company has retained the proxy solicitation firm of Georgeson & Company, Inc. to assist the Company in the solicitation of Proxies and will be paid a fee of $6,500.00 plus its reasonable out-of-pocket expenses.

PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT AT AN EARLY DATE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.

                                 PROPOSAL NO. 1


                     ELECTION OF 11 NOMINEES FOR DIRECTORS



THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE 11 NOMINEES FOR DIRECTOR.

NOMINEES AND VOTING

          The Bylaws of the Company provide for a board of 11 directors. Consequently, at the Annual Meeting, 11 directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. Proxies may not be voted for more than 11 persons. The Company has nominated for election as directors the 11 persons named below. Each of these nominees have indicated that they are able and willing to serve as directors.

          Unless otherwise instructed, the Company's proxy holders intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that any such nominee will be unable or unwilling to serve. Directors are elected by a plurality of the votes cast.

          The Company's nominees and directors are listed below, together with their ages, principal occupations, offices with the Company and year in which each became a director of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE 11 NOMINEES FOR DIRECTOR.

                                            DIRECTOR
NAME                                  AGE    SINCE                        TITLE
-----------------------------------   ---   --------   -------------------------------------------
Zvi (Harry) Kurtzman                   50     1987     Chief Executive Officer and Director
Arthur J. Schwartz                     49     1987     Executive Vice President
                                                       and Director
Cipora Kurtzman Lavut                  41     1989     Senior Vice President,
                                                       Corporate Communications and Director
Harvey Cohen                           64     1993     Director
Norman Reitman                         74     1989     Director
Neal B. Kaufman                        52     1989     Senior Vice President, Management
                                                       Information Systems and Director

Ashok Dewan                            58              Nominee

Salvador Diaz-Verson, Jr.              45              Nominee

Gerald S. Papazian                     42              President, Chief Operating Officer, Nominee

Steven C. Veen                         41              Senior Vice President,
                                                       Chief Financial Officer, Nominee

Peter Liu                              49              Nominee


     Cipora Kurtzman Lavut, a Senior Vice President and director, is the sister of Zvi Kurtzman, who is the Chief Executive Officer and a director of the Company. There are no other family relationships between any director or executive officer.

BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES DURING THE PAST FIVE YEARS

ZVI KURTZMAN has been the Chief Executive Officer and a director of the Company since February 1987 and devotes his full time to the Company. Between February 1987 and July 1997 Mr. Kurtzman also served as the President and Chief Operating Officer of the Company. Mr. Kurtzman has served as the President of Innovative Information Services, Inc. (IIS), whose business was primarily computer assisted control systems, since 1982 and served as a director of IIS and CMI since 1982 and 1984, respectively. Mr. Kurtzman obtained his B.S. and M.S. degrees in physics from California State University, Northridge in 1970 and 1971, respectively, and completed all course requirements for a Ph.D. in theoretical physics at the University of California, Riverside. He was employed as a senior scientist with the Science Applications International Corp., a scientific research company in San Diego, from 1984 to 1985 and with Hughes Aircraft Company, a scientific and aerospace company, from 1983 to 1984. Prior thereto, Mr. Kurtzman was a consultant to major defense subcontractors in the areas of computer, automation and engineering.

In October, 1996, the Securities and Exchange Commission ("Commission") issued an order (Securities Act Release No. 7352) instituting an administrative proceeding against Aura Systems, Zvi Kurtzman, and an Aura former officer. The proceeding was settled on consent of all the parties, without admitting or denying any of the Commission's findings. In its order, the Commission found that Aura and the others violated the reporting, recordkeeping and anti-fraud provisions of the securities laws in 1993 and 1994 in connection with its reporting on two transactions in reports previously filed with the Commission. The Commission's order directs that each party cease and desist from committing or causing any future violation of these provisions. The Commission did not require Aura to restate any of the previously issued financial statements or otherwise amend any of its prior reports filed with the Commission. Also, the Commission did not seek any monetary penalties from Aura, Mr. Kurtzman or anyone else. Neither Mr. Kurtzman nor anyone else personally benefited in any way from these events. For a more complete description of the Commission's Order, see the Commission's release referred to above.

ARTHUR J. SCHWARTZ, PH.D. has been the Executive Vice President and a director of the Company since February 1987 and the Executive Vice President and a director of CMI since 1984. Dr. Schwartz devotes his full time to the Company. Dr. Schwartz was appointed President of IIS in 1988 after having served as its Executive Vice President since 1984. Dr. Schwartz has also served as a director of IIS since 1984. Dr. Schwartz obtained his M.S. degree in physics from the University of Chicago in 1971 and a Ph.D. in physics from the University of Pittsburgh in 1978. Dr. Schwartz was employed as a Technical Director with Science Applications International Corp., a scientific research company in San Diego, California, from 1983 to 1984 and was a senior physicist with Hughes Aircraft Company, a scientific and aerospace company, from 1980 to 1984. While at Hughes, he was responsible for advanced studies and development where he headed a research and development effort for new technologies to process optical signals detected by space sensors.

CIPORA KURTZMAN LAVUT was appointed Senior Vice President Corporate Communications in December 1991. She previously served as Vice President in charge of Marketing and Contracts for the Company since 1988 and was appointed director of the Company in 1989. Ms. Kurtzman-Lavut was the Director of Contracts and Marketing for CMI, a computer software company, where she served from 1985 to 1988. She graduated in 1984 from California State

University at Northridge with a B.S. degree in Business Administration. Ms. Kurtzman-Lavut is the sister of Zvi Kurtzman.

HARVEY COHEN has been a director of the Company since August 1993. Mr. Cohen is President of Margate Advisory Group, Inc., an investment advisor registered with the Securities and Exchange Commission, and a management consultant since August 1981. Mr. Cohen has consulted the Company on various operating and growth strategies since June 1989 and assisted in the sale of certain of the Company's securities. From December 1979 through July 1981, he was President and Chief Operating Officer of Silicon Systems, Inc., a custom integrated circuit manufacturer which made its initial public offering in February 1981 after having raised $4 million in venture capital in 1980. From 1975 until 1979, Mr. Cohen served as President and Chief Executive Officer of International Communication Sciences, Inc., a communications computer manufacturing start-up company for which he raised over $7.5 million in venture capital. From 1966 through 1975, Mr. Cohen was employed by Scientific Data Systems, Inc. ("S.D.S."), a computer manufacturing and service company, which became Xerox Data Systems, Inc. ("X.D.S.") after its acquisition by Xerox in 1979. During that time, he held several senior management positions, including Vice President-Systems Division of S.D.S. and Senior Vice President-Advanced Systems Operation of the Business Planning Group.

NORMAN REITMAN has been a director of the Company since January 1989. Mr. Reitman currently serves as an independent consultant to Kroll Associates, Inc., an international investigative firm. Mr. Reitman obtained his B.B.A. degree in business administration from St. Johns University in 1946 and became licensed as a public accountant in New York in 1955. Mr. Reitman is the retired Chairman of the Board and President of Norman Reitman Co., Inc., insurance auditors, where he served from 1979 until June 1990. Mr. Reitman was a senior partner in Norman Reitman Co., a public accounting firm, where he served from 1952 through 1979. Mr. Reitman served on the Board of Directors and was a Vice President of American Family Life Assurance Co., a publicly held insurance company, from 1966 until April 1991.

NEAL B. KAUFMAN appointed as a director in 1989, is Senior Vice President of Aura, where he has served since 1988. Prior thereto, he has served as President and Vice President of CMI since 1984 and 1988, respectively. Mr. Kaufman has also been a director of CMI since 1984. Mr. Kaufman graduated from the University of California, Los Angeles, in 1967 where he obtained a B.S. in engineering. He was employed as a software project manager with Abacus Programming Corp., a software development firm, from 1975 to 1985 where he headed a team of software specialists on the Gas Centrifuge Nuclear Fuel enrichment program for the United States Department of Energy and developed software related to the Viking and Marine projects for the California Institute of Technology Jet Propulsion Laboratory in Pasadena, California.

ASHOK DEWAN is the founder and Chairman of K&K Enterprises of India (K&K), since its formation in 1986. K&K is engaged in the manufacture, sale and distribution of consumer electronics, and has been an OEM supplier to companies such as Philips, ASM, JBL and Infinity Systems. In 1995, Aura and K&K formed a joint venture, Dewan-Aura, which manufactures and sells Aura's speakers and Bass Shakers in the Republic of Taiwan, the Indian subcontinent, Middle East and Europe. In 1989, Mr. Dewan founded Chand International, which is engaged in the manufacture and sale of garments, and has served as its Chairman since its formation.

SALVADOR DIAZ-VERSON, JR. is the founder, and since 1991 has been the Chairman and President of Diaz-Verson Capital Investments, Inc., an Investment Adviser registered with the Securities and Exchange Commission. Mr. Diaz-Verson served as president and member of the Board of Directors of American Family Corporation (AFLAC Inc.) a publicly held insurance holding company, from 1979 until 1991. Mr. Diaz-Verson also served as Executive Vice President and Chief Investment Officer of American Family Life Assurance Company, a subsidiary of AFLAC, Inc. from 1976 through 1991. Mr. Diaz-Verson is a graduate of Florida State University. He is currently a director of the board of Miramar Securities, Clemente Capital Inc., Regions Bank of Georgia and The Phillipine Strategic Investment Holding Limited.

GERALD S. PAPAZIAN was appointed President and Chief Operating Officer of Aura in July 1997. Prior to his appointment as President, Mr. Papazian served as the Company's Senior Vice President of Administration. He has been with Aura Systems for over eight years and has been involved in the day-to-day operations of the Company with direct responsibility for contract administration, purchasing, inventory control, logistics, warehousing, shipping and receiving and human resources. He joined the Company in August 1988 from Bear, Stearns & Co., an investment banking firm, where he served from 1986 as Vice President, Corporate Finance. His responsibilities there included valuation of companies for potential financing, merger or acquisition. Prior to joining Bear Stearns, Mr. Papazian was an Associate in the New York law firm of Stroock & Stroock & Lavan, where he specialized in general corporate and securities law with extensive experience in public offerings. His educational qualifications include a BA, Economics (magna cum laude) from the University of Southern California in 1977 and a JD and MBA from the University of California, Los Angeles in 1981. He currently serves as a trustee of the University of Southern California.

PETER LIU is the Chairman and CEO of W I Harper Group. As Chairman and co-founder of W I Harper Group, Mr. Liu directs and implements both W I Harper Group corporate and client Asia-Pacific market and business development strategies. Mr. Liu has established relationships with prominent, key officials and executives in both the private and public sectors of China, as well as throughout other major Asian economic communities. Mr. Liu was a General Partner of the Walden Group of Venture Capital Funds and the Executive Vice President and Director of IVCIC, Walden's fund based in Taiwan. Before co-founding IVCIC, Mr. Liu served as the President of Marsquare International, an international trade and merchandising company based in San Francisco. Mr. Liu was a co-founder of California National Bank and served as a partner of Chester International, a management consulting firm focused on international business development. Mr. Liu earned a Bachelor of Science Degree and a Masters Degree in Business Administration from the University of California at Berkeley, California USA.

STEVEN C. VEEN a certified public accountant, was appointed Chief Financial Officer in March 1994. He joined the Company as its Controller in December 1992. Prior to that, he had over 12 years experience in varying capacities in the public accounting profession. Mr. Veen served from 1983 to December 1992 with Muller, King, Black, Mathys & Acker, Certified Public Accountants. He received a B.A. in accounting from Michigan State University in 1981.

                                  MANAGEMENT

Listed below are Executive Officers of the Company who are not directors or nominees, their ages, titles and background information. All the officers listed below hold their offices at the pleasure of the Board of Directors.

Name                     Age                 Title
----------------------   ---   ----------------------------------
Gregory Um, Ph.D.         49   President Aura Display
Keith O. Stuart           41   President Tech Center
Ronald J. Goldstein       56   President Aura Automotive
Sultan Khan               52   President NewCom
Jacob Mail                47   Vice President Operations Planning
Yoshikazu Masayoshi       56   President MYS Corporation

GREGORY UM, PH.D. is President of the Display Division. Dr. Um is in charge of transforming technological ideas into commercial products. Dr. Um has 15 years of experience in project management and industrial technical experience in the fields of scene projection systems, sensor systems and analysis signal processing algorithms, wavefront sensors, high energy laser pointing and tracking systems, physics of thermodynamics and thermal properties. He is the principal inventor of the Aura Systems scene projectors and has directed all of the scene projector development efforts within the company. Prior to joining Aura. Dr. Um was a Senior Scientist at Hughes Aircraft Co., a scientific and aerospace company, with major achievements in the areas of sensors, optics, and algorithms. Dr. Um has over 20 professional publications.

KEITH O. STUART was appointed President of the Research Center in 1995. Previously he served as Vice President in charge of Hardware Development for Aura since 1988 and as a Program manager for IIS in 1987. Mr. Stuart obtained his B.S. and M.S. degrees in electrical engineering from the University of California Los Angeles in 1978 and 1980, respectively. Mr. Stuart worked for CMI during 1986 and was employed by Hughes Aircraft Company, a scientific and aerospace company, prior thereto. Mr. Stuart has designed and fabricated digitally controlled, magnetically supported gimbals that isolate the seeker portion of a United States Space Defense Initiative and has also developed a multi-computer automated test station for the evaluation of sophisticated electro-optical devices.

RONALD J. GOLDSTEIN was appointed President of Automotive and joined Aura in 1989. He holds two M.S. degrees in Computing Technology and the Management of R & D from George Washington University and has completed course work for a Ph.D. in Nuclear Engineering from North Carolina State University. Mr. Goldstein has over 25 years of experience in high technology both in government and industry. Since 1989 Mr. Goldstein has been responsible for all marketing and business development activities for the Company. Prior to joining Aura Mr. Goldstein was Manager of Space Initiatives at Hughes Aircraft Company, a scientific and research company, where he was responsible for the design, production and marketing of a wide variety of aerospace systems and hardware. Prior to joining Hughes in 1982, Mr. Goldstein was the Special Assistant for National programs in the Office of the Secretary of Defense, and before that held high level program management positions with the Defense Department and Central Intelligence Agency.

SULTAN KHAN has been President of NewCom, Inc. since 1994. Prior thereto he was founder and President of Nuvo Corporation of America, Inc. ("Nuvo"), a developer, manufacturer and marketer of PC peripheral products. Nuvo was liquidated in 1994 when Mr. Khan was its President pursuant to a petition under the U.S. Bankruptcy Code, and certain assets of Nuvo were acquired by the Company and contributed to NewCom. Prior to his involvement with Nuvo, Mr. Khan successfully founded and grew Computer Peripherals, Inc. to a multi-million dollar sales company before his departure. Under his leadership, the Company was at one time an industry leader in modem communication products. Prior, at Texas Instrument he was given the award for the most sales in one year and at Data Products was responsible for development of a high speed band printer family of product. Mr. Khan received his B.S.E.E. at Cal Polytechnic Institute San Luis Obispo and a M.B.A. at Cal Lutheran College.

JACOB MAIL joined the Company in May 1995 and was appointed Vice President, Operational Planning. Mr. Mail served over 20 years at Israeli Aircraft Industries, starting as a Lead Engineer and progressing to Program manager.
He was responsible for the development and production of hydraulic actuation, steering control systems, rotor brake systems and other systems and subsystems involved in both commercial and military aircraft. Systems designed by Mr. Mail are being used today all over the western world. In addition, Mr. Mail has extensive experience in the preparation of technical specifications planning and in organizing production in accordance with customer specifications at full quality assurance.

YOSHIKAZU MASAYOSHI is President of MYS Corporation, joining the Company in 1996 as part of Aura's acquisition of MYS and its subsidiaries. Mr. Masayoshi has been with MYS since its founding in 1986 and has, during that time, extended the Japan based R&D center and created the MYS factory in Malaysia. Prior to joining MYS, he served as the Senior Vice President of Jyoto Works Co., Ltd., from 1963 to 1986, where he marketed speaker components to loudspeaker manufacturers worldwide. Mr. Masayoshi holds a B.A. from Kinki University of Osaka, Japan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the Company's Common Stock owned as of May 31, 1997 (i) by each person who is known by Aura to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock, (ii) by each of the Company's directors and nominees and those executive officers named in the Summary Compensation Table, and (iii) by all directors and executive officers as a group:

                                 Shares of               Percent of
                                Common Stock            Common Stock
     Name                    Beneficially Owned      Beneficially Owned
Zvi (Harry) Kurtzman          1,674,896 (1)(2)              2.1%

Arthur J. Schwartz            1,389,062 (1)(3)(4)           1.8%

Cipora Kurtzman Lavut         1,306,382 (5)                 1.7%

Neal B. Kaufman               1,371,434 (1)(9)              1.7%

Gregory Um                      458,542 (7)                    *

Norman Reitman                  587,142 (6)                    *

Harvey Cohen                    393,942 (8)                    *

Yoshikazu Masayoshi             283,455 (10)                   *

Ashok Dewan                          --                       --

Salvador Diaz-Verson, Jr.        10,000                        *

Peter Liu                            --                       --

Gerald S. Papazian              119,282 (11)                   *

Steven C. Veen                   73,199 (12)                   *

All executive officers        8,137,606                    10.6%
and directors as a group
(17 persons)

------------------------
*    Less than 1% of outstanding shares.

(1)  Includes 175,000 shares held of record by Advanced Integrated Systems, Inc.

(2) Includes 400,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of May 31, 1997.

(3) Includes 275,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of May 31, 1997.

(4) Includes 32,000 shares held by Dr. Schwartz as custodian for his children, to which Dr. Schwartz disclaims any beneficial ownership.

(5) Includes 275,000 shares which may be purchased pursuant to options exercisable within 60 days of May 31, 1997.

(6) Includes 345,000 shares which may be purchased pursuant to options exercisable within 60 days of May 31, 1997 and 12,500 shares owned by Mr. Reitman's wife, as to which 12,500 shares he disclaims any beneficial ownership.

(7) Includes 336,000 shares which may be purchased pursuant to options exercisable within 60 days of May 31, 1997.

(8) Includes 155,000 shares beneficially owned, of which 145,000 shares may be purchased pursuant to options and convertible securities within 60 days of May 31, 1997. In connection with his investment advisory business, this amount also includes 31,250 shares and 207,692 shares which may be purchased upon conversion of 7% Secured Convertible Notes over which Mr. Cohen has voting and investment control and as to which Mr. Cohen disclaims beneficial ownership.

(9) Includes 248,000 shares which may be purchased pursuant to options and convertible securities exercisable within 60 days of May 31, 1997.

(10) Includes 283,455 shares which were received as part of the MYS acquisition purchase consideration.

(11) Includes 100,000 shares which may be purchased pursuant to options exercisable within 60 days of May 31, 1997.

(12) Includes 50,000 shares which may be purchased pursuant to options exercisable within 60 days of May 31, 1997.

     The mailing address for each of these individuals is c/o Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, CA 90245.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     Aura's Board of Directors held eight meetings during the year ended February 28, 1997. Each director whose term is expected to continue attended more than 75% of the Board meetings during Fiscal 1997. During the last fiscal year the Company did not maintain a nominating committee. Since August 1993, the Company has maintained a Compensation Committee consisting of Messrs. Reitman and Cohen. The Compensation Committee did not meet during Fiscal 1997. Since January 1989, the Company has maintained an Audit Committee which currently consists of Messrs. Reitman and Cohen. The Audit Committee approves the selection and engagement of independent accountants and reviews with them the plan and scope of their audit for each year, the results of the audit when completed, and their fees for services performed. The Audit Committee met six times during the fiscal year ended February 28, 1997 and has not met in the current fiscal year.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION FOR EXECUTIVES

     The following table summarizes all compensation paid to the Company's Chief Executive Officer, and to the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose total compensation exceeded $100,000 during the fiscal year ended February 28, 1997.

                           SUMMARY COMPENSATION TABLE

                                     Annual             Long Term              All Other
                                 Compensation(1)    Compensation Awards     Compensation(2)
                                 --------------     -------------------     ---------------
Name and
Principal Position               Year   Salary          Options/SARs
-----------------------------    ----   --------     -------------------
Zvi Kurtzman /(1)/               1997   $212,549              0                 $1,839
Chief Executive Officer          1996    191,791              0
                                 1995    155,673              0

Arthur J. Schwartz /(1)/         1997   $163,971              0                 $1,965
Ph.D., Executive                 1996    153,216              0
Vice President                   1995    141,220              0

Neal B. Kaufman /(1)/            1997   $151,654              0                 $1,921
Senior Vice President            1996    146,350              0
                                 1995    140,342              0

Gregory Um, Ph.D. /(1)/          1997   $150,596              0                 $1,712
President, Aura Display          1996    123,210              0
                                 1995    119,579              0

Yoshikazu Masayoshi              1997   $270,000              0                 $    0
President, MYS Corporation       1996          0              0
                                 1995          0              0

--------------------------
/(1)/ The amounts shown are the amounts actually paid to the named officers during the respective fiscal years. Because of the timing of the payments, these amounts do not represent the actual salary accrued by each individual during the period. The actual salary rate for these individuals which was accrued during fiscal year ended February 1997, 1996 and 1995, respectively, were as follows:
Zvi Kurtzman - $200,000, $200,000, $150,000; Arthur J. Schwartz, Ph.D., -
$160,000; $160,000, $140,000; Neal Kaufman - $149,000, $149,000, $139,000; Greg
Um - $150,000, $123,750, (Dr. Um's salary was adjusted to $135,000 on November
1995), $120,000.

/(2)/ Such compensation consisted of total Company contributions made to the plan account of each individual pursuant to the Company's Employees Stock Ownership Plan during the fiscal year ended February 28, 1997.

      No cash bonuses or restricted stock awards were granted to the above individuals during the fiscal years ended February 28, 1997, February 29, 1996 and February 28, 1995. Effective December 1992, the Company elected to begin to compensate non-officer directors at the rate of $5,000 per year. Effective September 1997, each non-employee director will receive $30,000 per year for serving as a director, and $5,000 per year for each director who serves on the audit committee.

     The following table summarizes certain information regarding the number and value of all options to purchase Common Stock of the Company held by the Chief Executive Officer and those other executive officers named in the Summary Compensation Table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                              Number of Unexercised             Value of Unexercised
                              Options/SARs at Fiscal            In-the-Money Options/
Name                                Year End                   SARs at Fiscal Year End*
----                       ---------------------------        --------------------------

                           Exercisable   Unexercisable        Exercisable   Unexercisable
                           -----------   -------------        -----------   -------------
Zvi Kurtzman                 400,000         70,000             $187,125        $     0

Arthur Schwartz              275,000         40,000             $ 87,325        $     0

Neal Kaufman                 248,000         22,000             $ 87,325        $     0

Cipora Kurtzman Lavut        275,000         40,000             $ 87,325        $     0

Gregory Um                   336,000         84,000             $      0        $     0

Yoshikazu Masayoshi                0              0             $      0        $     0

*Based on the average high and low reported prices of the Company's Common Stock on the last day of the fiscal year ended February 28, 1997.

No options were exercised by the above individuals during the fiscal year ended February 28, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Option Repricing

     In July 1997 the Board of Directors approved the repricing of stock options granted prior to 1997 to the Company's two current outside directors, Harvey Cohen and Norman Reitman, to $2.06 per share. The repriced options for Mr. Cohen consist of 50,000 options granted in April 1993 and 50,000 options granted in July 1995 at original exercise price of $5.50 and $3.50, respectively.

     The repriced options for Mr. Reitman consist of 100,000 options granted in June 1990, 100,000 options granted in May 1993, 50,000 options granted in April 1995 and 50,000 options granted in July 1995. The original exercise price for these options was $3.43, $4.00, $4.50 and $4.50, respectively.

     The Board of Directors also determined in July 1997 that the Company should consider reducing the exercise price of options granted to employees under the Company's 1989 Employee Stock Option Plan on a case-by-case basis.

Business Consulting Agreement

     Since 1996 Norman Reitman, a Director of the Company has been retained by the Company as a part-time business consultant. Mr. Reitman is entitled to receive a consulting fee of $50,000 per year, less any fees received by Mr. Reitman as either a director of the Company or for serving on any committee of the Board of Directors. During the fiscal year ended February 28, 1997, Mr. Reitman received consulting fees of $37,500. The consulting agreement is terminable at any time by the Company.

Officer Loans

     During Fiscal 1997, Zvi (Harry) Kurtzman, Arthur J. Schwartz, Ph.D. and Cipora Kurtzman Lavut were indebted to the Company for the loans described below. These were interest bearing at a rate of 9% and were fully collateralized by a combination of stock and a certificate of deposit. They were made in the second and third quarters of Fiscal 1997. Repayment started in the third quarter and by January 8, 1997 the Company was repaid in full for both principal and interest. The loans were approved and ratified by all disinterested board members.

     The Company loaned Ms. Lavut $131,000 during the second quarter and an additional $682,055 during the third quarter. In the fourth quarter the entire principal amount plus interest was fully paid. Ms. Lavut is a Senior Vice President of the Company and a member of the Board of Directors.

     The Company loaned Dr. Schwartz $180,000 during the second quarter of Fiscal 1997 and an additional $95,000 during the third quarter. In the fourth quarter the entire principal amount plus interest was fully paid. Dr. Schwartz is the Executive Vice President of the Company and is a member of the Board of Directors.

     The Company loaned Mr. Kurtzman $59,000 during the second quarter of fiscal 1997 and an additional $425,285 during the third quarter. Also during the third quarter Mr. Kurtzman paid back $6,000 of the loan. In the fourth quarter the remaining balance of the principal amount plus interest was fully paid. Mr. Kurtzman is the Chief Executive Officer of the Company and Chairman of the Board.

Aura-Dewan Joint Venture

     Ashok Dewan, a nominee for director, is the Chairman and principal shareholder of K&K Enterprises of India ("K&K"). In 1995, the Company entered into an agreement with K&K for the formation of a joint venture to manufacture and sell speakers using Aura's proprietary technology. K&K acquired a license to the Company's technology and granted an exclusive sub-license to the joint venture. The joint venture ("Dewan-Aura") has the exclusive right to build and sell speakers using Aura's technology in the Republic of Taiwan, Indian Subcontinent, Middle East and the European market. The Company owns 49% of the joint venture. As consideration for the license, the Company will receive a $1,000,000 fee, $400,000 of which was received in Fiscal 1996. The joint venture began shipping product in late 1995.

     In 1995 the Company also entered into an agreement with K&K for the formation of a joint venture to manufacture Aura's Bass Shaker/TM/. The joint venture, established to operate and manufacture within India, is owned 49% by the Company. In connection with the agreement, Aura granted K&K an exclusive license to use Aura's patented and proprietary technology. As consideration for the license to K&K, the Company is entitled to receive license fee payments quarterly over the life of the patent. Scheduled payments for the first five years total approximately $2.9 million, of which $500,000 was received in Fiscal 1996.

     Without any changes to its terms, the two joint ventures were merged in fiscal 1996 into one joint venture encompassing both. The new venture was renamed Dewan Aura.

K&K Enterprises Auragen/TM/ Agreement

     In February 1997, the Company entered into a license agreement with K&K to commercialize the AuraGen/TM/ in the Indian, Nepal, Sri Lanka and Bangladesh markets. The license agreement calls for a license fee of $3,500,000 to be paid in payments over a 24 month period starting in June 1997 and a fixed per unit royalty for every unit build and shipped in the licensed territory after December 1998. Furthermore, all units will be identified on the product by an Aura trademark ("AuraGen"). Royalty payments per unit will be on a scheduled basis every quarter after December 1, 1998.

COMPENSATION COMMITTEE REPORT

     Following the Annual Meeting of Shareholders on August 17, 1993, the Board of Directors appointed a Compensation Committee (the "Committee"), consisting of two outside directors who are not employees or former employees of the Company. The Committee approves salary practices for the Chief Executive Officer, sets performance objectives and establishes the compensation of the Chief Executive Officer. The compensation of other executive officers is reviewed by and set by the Chief Executive Officer, after review and consultation with the Committee.

     Decisions regarding executive compensation for the fiscal year ended February 28, 1997 were made by the Company's Chief Executive Officer after consultation with the Compensation Committee. The Company's policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance. Compensation of executive officers includes salary, as well as stock-based programs. During Fiscal 1997, salary accounted for all the executive officers' direct compensation and no stock awards were granted. The Board believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurably superior performance. The Company has required significant capital infusions to fund major expansion of its operations. As a result, the Company places special emphasis on equity-based compensation, particularly in the form of options, to preserve its cash for operations. This approach also serves to match the interests of the executive officers with the interest of the shareholders. The Company seeks to reward achievement of long and short-term performance goals which are measured by improvements in revenue and the elimination of losses and achieving net income. Special equity based awards are designed to compensate for the achievement of superior goals in specific areas, such as research and development or marketing.

     Included in the factors considered by the Committee in setting the compensation of the Company's Chief Executive Officer are the growth in the Company's commercial sales, the development of commercial applications for the Company's technology, progress towards reduced losses and the effective allocation of capital resources. During Fiscal 1997, the Company made significant progress in connection with its efforts to expand the commercial applications of its technology, commercial sale of its products and progress towards reducing losses.

     Although the Company made substantial progress in the growth of its business, Mr. Kurtzman the Chief Executive Officer, voluntarily elected to forego any increase in his compensation for Fiscal 1997, as did Messrs. Schwartz and Kaufman, in order to conserve the Company's working capital. Only one of the named executive officers, Gregory Um, received an in increase in Fiscal 1997 of 15% as his prior compensation did not adequately reflect his contribution to the Company. Cash compensation increases to other executive officers in 1997 were granted based on individual experience, performance, and breadth of responsibility within the Company and to maintain competitive levels. A listing of the salary and stock options granted to the Chief Executive Officer and for the most highly compensated executive officers can be found in the Summary Compensation Table.

                         Committee Members
                         -----------------

                         Norman Reitman
                         Harvey Cohen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of outside directors Messrs. Norman Reitman and Harvey Cohen. Decisions regarding compensation of executive officers for the fiscal year ended February 28, 1997 were made by Zvi Kurtzman, President of the Company, after review and consultation with the Committee. Decisions regarding option grants under the 1989 Option Plan for the fiscal year ended February 28, 1997 are made by the Option Committee, which consists of individuals who are not members of the Board of Directors or affiliated with the Company, after recommendations by Mr. Kurtzman. There were no options granted under this Plan in Fiscal 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and beneficial owners of more than ten percent of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during its fiscal year ended February 28, 1997, all filing requirements applicable to its officers, directors, and ten percent beneficial owners were satisfied.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return of the Company with the cumulative total return on the NASDAQ Stock Market Index (U.S.) and the S & P High Tech Composite Index. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's common stock.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
        AMONG AURA SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX


                       [PERFORMANCE GRAPH APPEARS HERE]

                                                                Cumulative Total Return
                                                   -------------------------------------------------
                                                   2/92     2/93     2/94     2/95     2/96     2/97
Aura Systems, Inc.                     AURA        100       42       77       38       60       30

NASDAQ STOCK MARKET (U.S.)             INAS        100      106      126      128      178      212

S&P TECHNOLOGY SECTOR                  ITES        100      104      127      148      218      299

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and beneficial owners of more than ten percent of the Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. reports of ownership and changes in ownership of the Common Stock. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during its fiscal year ended February 28, 1997, all filing requirements applicable to its officers, directors, and ten percent beneficial owners were satisfied.

     The Board of Directors of the Company recommends that the Shareholders vote "FOR" election of the 11 nominees for director.

                                 PROPOSAL NO. 2

PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE
            NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF iNCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE.

     On July 9, 1997, the Board of Directors adopted resolutions approving an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.005 par value per share, authorized for issuance from 100,000,000 to 200,000,000 (the "Amendment"), and directing that the Amendment be presented to the Shareholders for approval at the Company's Annual Meeting. The Amendment to the Certificate of Incorporation is set forth as Exhibit A to this Proxy Statement.

     As of July 21, 1997, the Company had 79,630,944 shares of Common Stock outstanding. In addition, on such date the Company had reserved for issuance approximately 15 million shares of Common Stock for future issuance upon the possible future conversion or exercise of outstanding warrants, options and convertible indebtedness of the Company.

     Management believes it is both necessary and appropriate to increase the number of its authorized shares of common Stock from 100,000,000 to 200,000,000. The increase in authorized shares will provide a source for working capital and capital expenditure financing to maintain the Company's current and projected rate of growth and to fund acquisitions.

     At fiscal year ended February 28, 1994, ("Fiscal 1994") the Company had net revenues of $16.4 million, with total assets and net stockholders' equity at $37.6 million and $18 million respectively. At the end of Fiscal 1994 the Company had approximately 33.8 million shares outstanding.

     Since Fiscal 1994 the Company's business and operations have expanded, with net revenues of $110 million for the fiscal year ended February 28, 1997 ("Fiscal 1997"), and total assets and net stockholders' equity of $182 million and $125 million respectively. During this three year period the number of full time employees increased from 139 to more than 500, available facilities increased from 103,000 square feet to 335,000 square feet, and property, plant and equipment, net of depreciation, increased from $10.6 million to $43.2 million.

     Because cash flow from operations during the past three fiscal years has not been sufficient to sustain this growth, the Company has financed its growth from external sources of financing. These sources have included, principally, the sale of its Common Stock and private indebtedness convertible into Common Stock. Access to conventional bank financing, although increasing, has been limited. At February 28, 1997, the Company had approximately 79 million shares issued and outstanding.

     Management believes that current and projected cash flow from operations and conventional bank financing and the sale of available authorized shares may not be sufficient to sustain its projected growth. Absent an increase in the number of authorized shares of its Common Stock, the Company may be limited in its ability to implement its planned future growth and expansion.

     For example, the Company intends to aggressively expand its product lines and market presence in the speaker area through acquisitions of speaker companies and increases in the

Company's facilities and personnel. In addition, the anticipated launch of production, distribution and marketing of the AuraGen generator will require sizable sustained expenditures of capital in the near term. The Company anticipates that in order to achieve its business goals, it will be required to expend larger dollar amounts for equipment, facilities and personnel than have been required in the past.

     Limitations on working capital could impair the Company's ability to achieve sustained growth and profitability. Therefore, management believes it is essential that the Shareholders vote in favor of the proposal to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000. Although the Company has no plans to utilize all of the increased authorized shares which would be available if the Amendment is approved, management believes that it is important that the Company have the flexibility to issue additional shares without further authorization from the Shareholders. At present, the Company has no specific plans to utilize any of the increased authorized shares which would be available if the Amendment is approved.
If the Amendment is approved by the Shareholders, the Company will not seek further authorization from the Shareholders prior to any issuances of common Stock, except as may be required by law or applicable rules of the Nasdaq Stock Market.

     The holders of Common Stock have equal rights to dividends when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive rights. Holders of Common Stock are entitled to one vote per share on all matters which Shareholders are entitled to vote upon at all meetings of Shareholders.

     The affirmative vote of the holders of shares representing a majority of the outstanding shares on the record date is required to authorize the Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

INDEPENDENT AUDITORS

     Pannell Kerr Forster has been selected to serve as the Company's independent auditors for the fiscal year ending February 28, 1998. Representatives of Pannell Kerr Forster are expected to be present at the meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. Pannell Kerr Forster has served as the Company's independent auditors since 1992.

ANNUAL REPORT

     The Shareholders are referred to the financial information about the Company contained in the Company's Annual Report on Form 10-K which accompanies this Proxy Statement as the Company's Annual Report to Shareholders, including the financial statements under Item 8, and Management's Discussion and Analysis of Financial Condition and Results of Operation under Item 7.

                                 MISCELLANEOUS

SHAREHOLDER PROPOSALS

     Shareholder proposals complying with the applicable rules under the Securities Exchange Act of 1934 intended to be presented at the 1998 Annual Meeting of Shareholders must be received at the offices of the Company by April 15, 1998 to be considered by Aura for inclusion in Aura's proxy statement and form of proxy relating to that meeting. Such proposals should be directed to the attention of the Secretary, Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, California 90245.

OTHER MATTERS

     Neither Aura nor any of the persons named as proxies knows of matters other than those above stated to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

     The 1997 Annual Report to Shareholders accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

     WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                                   EXHIBIT A
                                   ---------

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                              AURA SYSTEMS, INC.

              (Under Section 242 of the General Corporation Law)


AURA SYSTEMS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     FIRST: The name of the Corporation is AURA SYSTEMS, INC.

     SECOND: The Certificate of Incorporation of the Corporation is hereby amended by striking out Article "FOURTH" thereof in its entirety and by substituting in lieu of said Article the following provisions:

           "FOURTH". The total number of shares of stock which this corporation is authorized to issue is: Two Hundred Million (200,000,000) shares of the par value of $.005 each, amounting to One Million Dollars ($1,000,000.00)."

     THIRD: The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this day
of                , 1997.
   ---------------
                                  --------------------------------------
                                  Zvi (Harry) Kurtzman, Chairman of
                                  the Board and Chief Executive Officer

ATTEST:

------------------------

PROXY

                              AURA SYSTEMS, INC.
                              2335 ALASKA AVENUE
                             EL SEGUNDO, CA 90245



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Zvi (Harry) Kurtzman and Michael I. Froch as Proxies, each with the power to appoint their substitutes and with full power to act alone, and hereby authorizes them to represent and to vote as designated below, all shares of common Stock of Aura Systems, Inc. held of record by the undersigned on July 21, 1997, at the Annual Meeting of Shareholders to be held on September 17, 1997, including any adjournments or continuances thereof.

1.  Election of Directors

[_] FOR all nominees listed below (except as marked to the contrary below)

[_] WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name below).

Zvi (Harry) Kurtzman     Norman Reitman       Neal B. Kaufman             Arthur J. Schwartz
Cipora Kurtzman Lavut    Harvey Cohen         Salvador Diaz-Verson, Jr.   Ashok Dewan
Steven C. Veen           Gerald S. Papazian

2. Approval of an amendment to the Certificate of Incorporation to increase the number of shares of authorized Common Stock.

                    [_] FOR     [_] AGAINST     [_] ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTOR IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


                     Dated: ___________, 1997

                     Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                     _______________________________
                               Signature

                     _______________________________
                        Signature if held jointly



PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.